Exhibit 4.2

Execution Copy

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 1, 2007 (this “Supplemental Indenture”), to an Indenture, dated as June 1, 2004, as amended by a First Supplemental Indenture, dated as of July 29, 2004 (collectively, the “Indenture”), by and among M&I LLC, a Wisconsin limited liability company formerly named Marshall & Ilsley Corporation, a Wisconsin corporation (the “Company”), MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation formerly named New M&I Corporation (the “Guarantor”), and BNY MIDWEST TRUST COMPANY, not in its individual capacity but solely as trustee under the Indenture referred to above, an Illinois Trust company (the “Trustee”).

WHEREAS, the Company and the Trustee entered into the Indenture, relating to the issuance from time to time by the Company of its Debt Securities;

WHEREAS, the Company has entered into an Investment Agreement, dated as of April 3, 2007, among the Company, Metavante Corporation (“MVT Corp.”), Metavante Holding Company (“MVT Holding”), Montana Merger Sub Inc. and WPM, L.P. (the “Investment Agreement”), and a Separation Agreement, dated as of April 3, 2007, among MVT Holding, MVT Corp., the Company and the Guarantor (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Investment Agreement and the Separation Agreement, the Company has been converted into a limited liability company as of the closing date of the Transactions (as defined in the Investment Agreement) pursuant to Section 180.1161 of the Wisconsin Business Corporation Law and continues in existence after such conversion and the Guarantor has become the holder of all issued and outstanding membership interests of the Company;

WHEREAS, Section 901 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder to, among other things, cure any ambiguity, correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or make any other provisions with respect to matters or questions arising under the Indenture which are not inconsistent with any provision of the Indenture, provided that such other provisions do not adversely affect the interests of the Holders of Debt Securities of any series or any related coupons in any material respect;

WHEREAS, the Company requests that the Trustee join with it in the execution and delivery of this Supplemental Indenture in order to amend the Indenture, pursuant to Section 901 thereof, to provide for the full and unconditional guarantee by the Guarantor of (i) the full payment of principal of (and premium, if any) and interest on the Guaranteed Securities (as defined below) when due, whether at maturity, by acceleration or otherwise, (ii) the full and punctual payment of all other monetary obligations of the Company under the Indenture and (iii) the full and punctual performance within any applicable grace period of all other obligations of the Company under the Indenture with respect to the Trustee or the Guaranteed Securities;

WHEREAS, the amendments to the Indenture provided in this Supplemental Indenture do not adversely affect the interests of the Holders of Debt Securities of any series in any material respect;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate pursuant to Section 102 and Section 903 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definition of Terms.

Unless the context otherwise requires, capitalized terms used herein but not defined herein shall have the specified meanings therefor set forth in the Indenture.

ARTICLE II

GUARANTEE

Section 2.1. Guarantee.

Subject to the provisions of the Indenture and any supplemental indenture thereto, the Guarantor hereby irrevocably and unconditionally guarantees to each Holder of (i) a Debt Security outstanding on the date hereof and (ii) any Debt Security of any series authorized and issued by the Company after the date hereof, but only if and to the extent that the terms of such Debt Security specifically make the Debt Securities Guarantee (as defined below) applicable thereto and the Guarantor consents to such application (any and all such Debt Securities described in clause (i) and (ii) being referred to herein as “Guaranteed Securities”), and to the Trustee and its successors and assigns: (a) the full payment of principal of (and premium, if any) and interest on the Guaranteed Securities when due, whether at maturity, by acceleration or otherwise, (b) in case of any extension of time in payment or renewal of any Guaranteed Securities or pursuant to any cure period provisions of the Guaranteed Securities or the Indenture, the full payment when due in accordance with the terms of the extension or renewal or cure period, (c) the full and punctual payment of all other monetary obligations of the Company under the Indenture and (d) the full and punctual performance within any applicable grace period of all other obligations of the Company under the Indenture with respect to the Trustee or the Guaranteed Securities (the “Debt Securities Guarantee”). The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations with regard to the Debt Securities Guarantee shall be unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable defense of a guarantor. In the event of a default in the payment of principal of (and premium, if any) and interest, the Trustee or any Holder of a Guaranteed Security may seek to enforce the Debt Securities Guarantee against the Guarantor without first proceeding against the Company. The Guarantor further, to the extent permitted by law, hereby waives (a) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or the failure of the Trustee, the Holders or the Company (each a “Benefited Party”) to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person, (b) notice of the existence, creation or incurrence of any new or additional indebtedness or obligation, (c) any defense based upon an election of remedies by a Benefited Party, including, but not limited to, an election law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense arising because of a Benefited Party’s election, in any proceeding instituted under Federal bankruptcy law, of the application of 11 U.S.C. Section 1111(b)(2) or (e) any defense based on any borrowing or grant of a security interest under 11 U.S.C. Section 364. The Guarantor hereby covenants that the Debt Securities Guarantee shall not be discharged except by complete payment of principal (and premium, if any) and interest on the Guaranteed Securities and all other obligations of the Company and the Guarantor under the Indenture, or other discharge of the obligations of the Company and the Guarantor thereunder in accordance with the provisions contained in the Guaranteed Securities, the Debt Securities Guarantee, the Indenture and any supplemental indenture thereto.

If any Holder of Guaranteed Securities or the Trustee is required by any court or otherwise to return to either the Company or the Guarantor, or any custodian acting in relation to either the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, the Guaranteed Securities, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders or the Trustee in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

The Debt Securities Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of principal of (and premium, if any) and interest on the Guaranteed Securities and all other obligations of the Company and the Guarantor under the Indenture, or release of the Debt Securities Guarantee pursuant to the terms hereof and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Guaranteed Securities and, in the event of any transfer or assignment of rights by any such Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

The Guarantor acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by this Supplemental Indenture.

Section 2.2. Releases.

In the event that (i) the indebtedness on any series of outstanding Guaranteed Securities shall have been deemed satisfied pursuant to the Indenture (including Article IV thereof), or (ii) the Holders of a majority in aggregate principal amount of the outstanding Guaranteed Securities of any series shall consent to the release of the Guarantor of its Debt Securities Guarantee with respect to such series, the Guarantor shall thereby become released from and relieved of its Debt Securities Guarantee and all its other obligations hereunder with respect to such series, the Debt Securities Guarantee and such other obligations shall be of no further force or effect with respect to such series, and upon request of the Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debt Securities Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debt Securities Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debt Securities Guarantee and such other obligations with respect to such series.

In the event that (i) there is effected a sale or other disposition of all or substantially all the assets of the Company (as a result of a sale or other disposition of assets or securities, a merger or consolidation or otherwise) to any Person that is not immediately after giving effect to such transaction an Affiliate of the Guarantor or (ii) at any time the Guarantor ceases to Beneficially Own Voting Stock carrying at least a majority of the Voting Power of all then outstanding Voting Stock of the Company (as a result of a sale or other disposition of membership interests, a merger or consolidation or otherwise), then the Guarantor shall thereupon become released and relieved of its Debt Securities Guarantee and all its other obligations hereunder with respect to all the Guaranteed Securities, and all provisions referencing or relating to the Guarantor, the Debt Securities Guarantee or such other obligations shall be of no further force or effect, and upon the request of the Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debt Securities Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debt Securities Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debt Securities Guarantee and such other obligations with respect to all the Guaranteed Securities. For purposes of this Section only, (i) “Beneficially Own” shall have the meaning specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “Voting Stock” shall mean, as to any Person, membership interests or other equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, (iii) “Voting Power” shall mean, as to any Voting Stock of a Person at any time, the number of votes the holder of such Voting Stock is entitled to cast for directors, managers or other voting members of the governing body of such Person at any meeting of the holders of Voting Stock held at such time for such purpose, and (iv) “Affiliate” shall have the meaning specified in Rule 12b-2 under the Exchange Act.

For the avoidance of doubt, the Debt Securities Guarantee shall terminate upon (i) the merger or consolidation of the Company with and into the Guarantor or (ii) the sale or other disposition of all or substantially all the assets of the Company by the Company to the Guarantor, and the Guarantor shall thereupon become released from and relieved of all its other obligations hereunder with respect to all the Guaranteed Securities, the Debt Securities Guarantee and such other obligations shall be of no further force or effect, and upon request of the Guarantor, accompanied by an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the release of the Debt Securities Guarantee have been complied with, the Trustee shall execute and deliver to the Guarantor a satisfaction and discharge with respect to the Debt Securities Guarantee and such other obligations and the Trustee shall execute any other documents reasonably required to evidence the release of the Guarantor from the Debt Securities Guarantee and such other obligations with respect to all the Guaranteed Securities.

Section 2.3 Successors and Assigns.

Except as provided in Section 2.2, this Article II shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Guaranteed Securities and, in the event of any transfer or assignment of rights by any Holder of Guaranteed Securities or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Guaranteed Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

Section 2.4 No Waiver, etc.

Neither a failure nor a delay on the part of either the Trustee or the Holders of Guaranteed Securities in exercising any right, power or privilege under this Article II shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders of Guaranteed Securities herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article II at law, in equity, by statute or otherwise.

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness.

This Supplemental Indenture shall become operative immediately following the consummation of the Share Distribution (as defined in the Investment Agreement) on the closing date of the Transactions (the “Operative Time”), following which the Company will notify the Trustee that such Operative Time has occurred and that this Supplemental Indenture has become effective. In the event the Operative Time shall not have occurred within 30 days of the execution hereof, this Supplemental Indenture shall become null and void and of no force or effect without any action from any party hereto.

Section 3.2 Ratification of Indenture.

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.3 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions, which the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 3.4 Effect of Recitals.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor.

Section 3.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.6 Counterparts.

This instrument may be executed in any number of separate counterparts, each of which so executed shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

M&I LLC

By:	/s/ Randall J. Erickson
Name:	Randall J. Erickson
Title:	Vice President and Secretary

MARSHALL & ILSLEY CORPORATION, as
Guarantor

By:	/s/ Randall J. Erickson
Name:	Randall J. Erickson
Title:	Senior Vice President, Chief Administrative Officer and General Counsel

BNY MIDWEST TRUST COMPANY, as
Trustee

By:	/s/ Roxane Ellwanger
Name:	Roxane Ellwanger
Title:	Assistant Vice President